Exhibit 10.1

LivePerson, Inc.

July 10, 2023

Via Email

Robert LoCascio

Re:	Agreement Concerning Your Transition

Dear Robert:

Further to our recent discussions around succession planning, this letter agreement, once accepted by you, confirms our agreement concerning your transition from your employment with LivePerson, Inc. (the “Company”).

As we have discussed, this letter agreement confirms that: (a) you hereby irrevocably agree to resign your seat on the Company’s Board of Directors, effective as of the date upon which you cease to hold the office of Chief Executive Officer (“CEO”), regardless of the reason or method of your ceasing to serve as CEO; (b) without altering the foregoing, you hereby resign your role as Chairman with immediate effect; and (c) the Company agrees to deliver to you, within one (1) business day of the execution of this letter agreement, an executed notice of non-renewal of the term of your Employment Agreement, in the form attached hereto. No other existing rights or obligations of the parties are affected by this letter agreement, and the terms and conditions of your employment with the Company remain subject to the existing agreements between you and the Company, including your Employment Agreement.

We appreciate your willingness to help the Company transition to its next leader, and we mutually understand that if our leadership search produces a suitable replacement who is ready to commence employment prior to the end of the term specified in your Employment Agreement, you will be relieved of your duties as Chief Executive Officer effective upon the installation of your successor, without affecting your employment through the term specified in your Employment Agreement or your rights accruing as a result of your termination due to non-renewal by the Company.

We thank you for your service and wish you the best of luck in your future endeavors.

Sincerely,

/s/ Jill Layfield
Jill Layfield,
Chairperson of the Board of Directors

Attachment

AGREED TO AND ACCEPTED BY:

/s/ Robert LoCascio
Robert LoCascio

[FORM OF NOTICE OF NON-RENEWAL]

[DATE]

By Hand

Robert LoCascio

Re:	Notice of Non-renewal

Dear Robert:

Reference is made to that certain Employment Agreement, dated as of December 27, 2017 (the “Employment Agreement”), which governs your employment with LivePerson, Inc. (the “Company”). We write to provide advance notice that the Company’s Board of Directors has determined not to renew the Employment Agreement past its current term, such that your last day as an employee shall be December 31, 2023 (the “Separation Date”), unless terminated earlier in accordance with the provisions of the Employment Agreement.

Please note that in order to receive the severance payments and benefits set forth in the Employment Agreement as a result of this notice of non-renewal, you will be required to sign a separation and release agreement per the terms of the Employment Agreement, which shall be provided to you under separate cover as the Separation Date approaches.

We thank you for your service and wish you the best of luck in your future endeavors.

Sincerely,

Jill Layfield,

Chairperson of the Board of Directors